EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We have issued our report dated January 29, 1998, accompanying the financial statements and schedule of Happy Kids Inc. and Subsidaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."




/s/ Grant Thornton LLP


New York, New York
March 30, 1998